Exhibit 23.3

GARB GRUBBS HARRIS & ASSOCIATES, INC.
 (Formerly Forrest A. Garb & Associates, Inc.)
INTERNATIONAL PETROLEUM CONSULTANTS
5310 HARVEST HILL ROAD, SUITE 160
DALLAS, TEXAS 75230-5805
TEL: 972.788.1110 FAX: 972.991.3160
email: forgarb@forgarb.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Garb Grubbs Harris & Associates, Inc., petroleum consultants, hereby consent to the incorporation by reference in any registration statement or other document filed with the Securities and Exchange Commission by Seitel, Inc., our reserve report dated January 1, 2002, and to all references to our firm included therein.

Garb Grubbs Harris & Associates, Inc.

By:	/s/ William D. Harris, III

Name:	William D. Harris, III
Title:	Chief Executive Officer

Dallas, Texas
March 28, 2002